UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G
                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
               PURSUANT TO RULES 13d-1(b), AND (d) AND AMENDMENTS
                     THERETO FILED PURSUANT TO RULE 13d-2(b)
                                 (Rule 13d-102)
                                (Amendment No. )


                              Lipid Sciences, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                           Common Stock, no par value
--------------------------------------------------------------------------------
                           (Title Class of Securities)


                                    53630P101
--------------------------------------------------------------------------------
                                 (CUSIP Number)




                                November 29, 2001
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)





         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

                    |_|    Rule 13d-1(b)
                    |X|    Rule 13d-1(c)
                    |_|    Rule 13d-1(d)


                                Page 1 of 4 pages


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                                  SCHEDULE 13G
--------------------------                      -------------------------------
CUSIP No.  53630P101                             Page 2 of 4 Pages
--------------------------                      -------------------------------

-------------------------------------------------------------------------------
1  |  NAME OF REPORTING PERSONS
   |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (entities only)
   |
   |          Bosko Djordjevic
-------------------------------------------------------------------------------
2  |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See Instructions)*
   |                                                                   (a)|_|
   |                                                                   (b)|_|
-------------------------------------------------------------------------------
3  |  SEC USE ONLY
   |
   |
-------------------------------------------------------------------------------
4  |  SOURCE OF FUNDS*(See Instructions)
   |
   |               PF- Personal Funds
-------------------------------------------------------------------------------
5  |  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
   |  ITEMS 2(d) OR 2(e)                                                  |_|
   |
-------------------------------------------------------------------------------
6  |      CITIZENSHIP OR PLACE OF ORGANIZATION
   |
   |               United States
-------------------------------------------------------------------------------
                            | 7 |      SOLE VOTING POWER
                            |   |
                            |   |      1,502,028
         NUMBER OF          ---------------------------------------------------
          SHARES            | 8 |      SHARED VOTING POWER
       BENEFICIALLY         |   |
         OWNED BY           ---------------------------------------------------
           EACH             | 9 |      SOLE DISPOSITIVE POWER
         REPORTING          |   |
          PERSON            |   |      1,502,028
           WITH             ---------------------------------------------------
                            |10 |      SHARED DISPOSITIVE POWER
                            |   |
-------------------------------------------------------------------------------
11  |     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    |
    |     1,502,028
-------------------------------------------------------------------------------
12  |     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*
    |                                                                     |_|
    |
-------------------------------------------------------------------------------
13  |     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
    |
    |     7.06%
-------------------------------------------------------------------------------
14  |     TYPE OF REPORTING PERSON*
    |
    |     IN
-------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
      (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION.



                                Page 2 of 4 pages


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Item 1.
        (a)  Name of Issuer: Lipid Sciences, Inc.
        (b)  Address of Issuer's Principal Executive Offices:
             7068 Koll Center Parkway, Suite 401
             Pleasanton, California 94566

Item 2.
        (a)  Name of Person Filing: Bosko Djordjevic
        (b)  Address of Principal Business Office:
             c/o 264 South La Cienga Blvd.
             Suite 215
             Beverly Hills, CA 90211
        (c)  Citizenship: United States Citizen
        (d)  Title of Class of Securities:  Common Stock, no par value
        (e)  CUSIP Number: 53630P101

Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:
        (a)   |_| Broker or dealer registered under Section 15 of the Exchange
                  Act
        (b)   |_| Bank as defined in Section 3(a)(6) of the Exchange Act
        (c) |_| Insurance company as defined in Section 3(a)(19) of the Exchange Act
        (d) |_| Investment company registered under Section 8 of the Investment Company Act
        (e)   |_| An investment in accordance with Rule 13d-1(b)(1)(ii)(E)
        (f) |_| An employee benefit plan endowment fund, in accordance with Rule 13d-1(b)(1)(ii)(F)
        (g) |_| A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G)
        (h) |_| A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act
        (i) |_| A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act
         (j)  |_| Group, in accordance with Rule 13d-1(b)(1)(ii)(J)

Item 4.  Ownership
         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a) Amount Beneficially Owned: Bosko Djordjevic beneficially owns an aggregate of 1,502,028 shares of Common Stock of Lipid Sciences, Inc.

         (b)   Percent of Class: 7.06%

         (c)   Number of shares as to which Bosko Djordjevic has:
                 (i)      sole power to vote or to direct vote: 1,502,028
                 (ii)     shared power to vote or to direct vote:
                 (iii)    sole power to dispose or to direct the disposition of:
                          1,502,028
                 (iv) shared power to dispose or to direct the disposition of:

Item 5.  Ownership of Five Percent or Less of a Class

         N/A

                                Page 3 of 4 pages


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Item 6.  Ownership of More than Five Percent on Behalf of Another Person

         Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

         Not applicable.

Item 8.  Identification and Classification of Members of the Group

         Not applicable.

Item 9.  Notice of Dissolution of Group

         Not applicable.

Item 10. Certification

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

    After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                                  December 11, 2001
                                           ------------------------------
                                                        Date


                                                /s/ Bosko Djordjevic
                                           -------------------------------
                                                      Signature

                                Page 4 of 4 pages